FOR IMMEDIATE RELEASE

February 22, 2017

For more information contact:

Scott Estes (419) 247-2800

Welltower Reports Fourth Quarter 2016 Results

Toledo, Ohio, February 22, 2017…..Welltower Inc. (NYSE:HCN) today announced results for the quarter ended December 31, 2016. For the quarter, we generated net income attributable to common stockholders of $0.91 per share, normalized FFO of $1.10 per share and normalized FAD of $0.99 per share. For the year, we generated net income attributable to common stockholders of $2.81 per share, normalized FFO of $4.55 per share and normalized FAD of $4.08 per share.

Quarterly Highlights

•         Net debt to undepreciated book capitalization declined to 37.4% from 39.5% versus 12/31/15

•         Total portfolio SSNOI grew 2.3% versus 4Q15

•         Same store seniors housing operating REVPOR growth of 4.3% versus 4Q15

•         Began executing on portfolio repositioning efforts and improved private pay revenue mix to 92.8%

Annual Highlights

•         Generated normalized FFO and FAD per share increases of 4% and 6% versus 2015, respectively

•         Completed $3.0 billion of gross investments, including $1.15 billion premier west coast seniors housing portfolio

•         Received credit ratings upgrades to Baa1 from Moody’s and BBB+ from S&P

•         Enhanced financial flexibility with expanded, extended and lower-priced $3.7 billion unsecured credit facility

“Welltower delivered 2016 results at the top end of our guidance and ended the year with another strong quarter. We are pleased to be guiding similar 2%-3% same store growth in our best in class total portfolio for 2017,” commented CEO Tom DeRosa.  “We begin the year with the lowest levered balance sheet in our peer group, 93% of revenues from private pay sources, and a corporate reorganization that includes a projected $30 million reduction in G&A from a year ago. Welltower’s premium health care real estate and dynamic operating platform is uniquely positioned to capture significant efficiencies and growth opportunities as health care delivery transitions from a fee-for-service to a value based model.”

Capital Activity On December 31, 2016, we had $419 million of cash and cash equivalents and $2.4 billion of available borrowing capacity under our primary unsecured credit facility.  During the fourth quarter, we generated approximately $14 million in proceeds under our ATM and DRIP programs. In December, we extinguished our 4.7% $450 million senior unsecured notes due September 2017. Also, as previously announced, we will redeem all 11.5 million shares of our 6.5% Series J preferred stock on March 7, 2017.

Outlook for 2017 We are introducing our 2017 earnings guidance and expect to report net income attributable to common stockholders in a range of $2.65 to $2.75 per diluted share and normalized FFO in a range of $4.15 to $4.25 per diluted share.  Going-forward, we will no longer report FAD, primarily because it could be considered a liquidity metric, but we will provide relevant data components. In preparing our guidance, we have made the following assumptions:

•         Same Store NOI: We expect average blended SSNOI growth of approximately 2%-3% in 2017 which is comprised of the following components:

§  Seniors housing operating approximately 1.5%-3%

§  Seniors housing triple-net approximately 2.5%-3%

§  Long-term/post-acute care approximately 2.5%-3%

§  Outpatient medical approximately 2%-2.5%

•         Acquisitions: 2017 earnings guidance excludes any potential acquisitions.

•         Development: We anticipate funding development of approximately $323 million in 2017 relating to projects underway on December 31, 2016. We expect development conversions during 2017 of approximately $544 million, which are currently expected to generate stabilized yields of approximately 7.7%. These projections exclude the midtown Manhattan project which is still in the planning stage.

•         Dispositions: We anticipate approximately $2 billion of disposition proceeds at a blended yield of 7.6% in 2017. This includes approximately $1.2 billion of proceeds from dispositions previously expected to close in 2016, $0.4 billion of

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

proceeds from the previously disclosed Genesis real estate buy back and $0.4 billion of incremental proceeds from other potential loan payoffs and property sales.

•         G&A Expenses: We anticipate annual general and administrative expenses of approximately $135 million in 2017, including approximately $18 million of stock-based compensation. This estimate excludes severance costs related to the previously announced organizational restructuring.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to FFO.  We will provide additional detail regarding our 2017 outlook and assumptions on the fourth quarter 2017 conference call.

Dividend Growth As previously announced, the Board of Directors declared a cash dividend for the quarter ended December 31, 2016 of $0.87 per share, as compared to $0.86 per share for the same period in 2015.  On February 21, 2017, we paid our 183rd consecutive quarterly cash dividend.  The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.

Investment and Disposition Activity  We completed $878 million of pro rata gross investments for the quarter including $644 million in acquisitions/JVs, $137 million in development funding and $97 million in loans.  73% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of seven separate transactions at a blended yield of 6.1%. The development fundings are expected to yield 7.5% upon stabilization and the loans were made at a blended rate of 9.2%. We also placed into service seven development projects totaling $136 million at a blended stabilized yield of 8.1%. Also during the quarter, we completed total dispositions of $1.9 billion consisting of loan payoffs of $125 million at an average yield of 10.4% and property sales of $1.8 billion at a blended yield on proceeds of 9.0%.

Notable Investments with Existing Operating Partners

Signature Senior Lifestyle We expanded our relationships with Signature and Revera by acquiring, through our existing 75/25 joint venture with Revera, four Signature private pay seniors housing properties in Greater London. The purchase price based on a 100% ownership interest was £207 million. The properties have a double net lease structure with an initial lease yield of 6.0%. In connection with this transaction, we received a $65 million loan repayment from Signature. Since closing our initial $37 million acquisition in 2012, we have completed $543 million of follow-on pro rata investments with Signature.

Senior Resource Group (SRG) We expanded our relationship with SRG in the Southern California market by acquiring a 100% ownership interest in a 233-unit seniors housing property located in Laguna Woods, CA (Los Angeles MSA). The purchase price of $99 million represents a stabilized cap rate in the mid 6’s.  The property was added to an existing portfolio with SRG who will manage the day-to-day operations for us under an incentive-based management contract. Since closing our initial $386 million acquisition in 2014, we have completed $1.0 billion of follow-on pro rata investments with SRG.

Silverado Senior Living We expanded our relationship with Silverado by acquiring through our existing 95/5 joint venture, four private pay seniors housing properties owned by a third party and located in the Dallas (2), Houston and Austin MSAs. The properties were developed between 2014 and 2015 and the purchase price of $75 million (based on a 100% ownership interest) represents a stabilized cap rate in the mid 8’s. Since closing our initial $4.4 million loan in 1998, we have completed $517 million of follow-on pro rata investments with Silverado.

Sagora Senior Living We expanded our relationship with Sagora by acquiring a 100% ownership interest in a 75-unit private pay seniors housing property owned by a third party and located in the Dallas MSA for $18 million. The property opened in 2013 and was added to the Sagora master lease which has a corporate guarantee and expires in 2031. The initial lease yield is 6.25% with 3% annual increasers. Since closing our initial $8.5 million acquisition in 2010, we have completed $412 million of follow-on pro rata investments with Sagora.

Revera We expanded our relationship with Revera by acquiring a 102-unit private pay seniors housing property through our existing 75/25 joint venture with Revera. The property opened in 2003 and is located in the Kitchener-Cambridge-Waterloo CMA. The purchase price based on a 100% ownership interest was CAD$19 million, which represents a projected stabilized cap rate in the mid 8’s. Since completing our initial transaction with Revera for $1.0 billion in 2013, we have completed $955 million of follow-on pro rata investments with Revera.

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

Baylor Scott & White Health We acquired a 100% ownership interest in an on campus outpatient medical building in Waxahachie, TX for $19 million, which represents a projected year one cap rate in the mid 6’s. The property, constructed in 2014, is 72,015 rentable square feet, 100% leased, and is located on the campus of Baylor’s Waxahachie Hospital, a 76-bed acute-care hospital. The building is anchored by Baylor, which leases 73% of the property. We own 11 Baylor-affiliated buildings, totaling over 500,000 rentable square feet.

Notable Investments with New Operating Partners

Northbridge Companies We created a new joint venture with the Northbridge Companies on six private pay seniors housing properties with 506 units. The total capitalization was $236 million, which represents a projected year one cap rate in the mid 5’s.  The six properties are located in high barrier to entry sub-markets primarily in the Boston MSA.  Northbridge is a leading developer and operator of high quality seniors housing properties in New England. The investment is consistent with our strategy of partnering with leading developers/operators to own high quality seniors housing properties in affluent, high barrier to entry markets.

Notable Development Conversions

Sunrise Senior Living We completed the development of four private pay, seniors housing properties totaling 318 units located in Birmingham and Greater London areas of the United Kingdom for £53 million. Revera is a 25% joint venture partner. The investment amount represents a 9.0% stabilized return on cost. Since closing our initial $243 million acquisition in 2012, we have completed $5.0 billion of follow-on pro rata investments with Sunrise.

Sagora Senior Living   We completed the development of a 104-unit private pay seniors housing property located in the Dallas MSA. The investment amount is $22 million and the property was added to a Welltower master lease at an initial lease yield of 6.0%. There are outsized 10%+ annual escalators for the first five years of the lease followed by 3% annual escalators. Since closing our initial $8.5 million acquisition in 2010, we have completed $412 million of follow-on investments with Sagora.

Northside Hospital We completed a 103,156 square foot development of an outpatient medical building that is 60% leased by Northside Hospital and located in the Atlanta MSA. The investment amount was $23 million and the stabilized yield on the development is 8.1%. Northside Hospital leases over 400,000 square feet of space in our outpatient medical properties.

New York Presbyterian Healthcare System We completed a 92,070 square foot development of an outpatient medical building that is 70% leased by an affiliate of New York Presbyterian and located in Stamford, CT. The investment amount was $41 million and the stabilized yield on the development is 8.2%.

Notable Dispositions

Vibra Healthcare We completed the disposition of an inpatient rehabilitation facility operated by Vibra for $64 million, which represents a 7.1% cap rate on in-place rent. At closing, Vibra also fully repaid a $20 million mezzanine loan due to us and paid $1 million against another mezzanine loan due to us. The sale generated a $29 million gain and a 15% IRR.

Genesis Healthcare As previously announced, we completed three separate transactions totaling $1.7 billion in proceeds related to Genesis property sales. Two of the transactions representing $1.2 billion were sales to third parties and the third transaction was related to the Cindat/Union Life joint venture where we retained a 25% ownership stake. The effective cap rate for the combined Genesis dispositions to us was 9.0%. In addition, we received $15 million in loan payoffs during the quarter and restructured our outstanding real estate loans with Genesis. See our press releases dated November 2, 2016 and December 29, 2016 for additional information.

Mainstreet We sold eight Mainstreet-related loans for $23 million, which includes a $1.2 million (or 5.6%) premium on the principal balance of the loans. As part of the sale, we also sold the purchase options for the eight post-acute properties being developed by Mainstreet associated with the loans. We sold the loans to Mainstreet Health Investments and generated a 23% IRR.

Notable Transactions Subsequent to Year-End

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

Cindat/Union Life JV We completed the previously announced sale of a 75% interest in 11 Brookdale communities at a valuation of $268.5 million (based on a 100% ownership interest), which represents a 6.0% cap rate on in-place rent. The portfolio was added to an existing joint venture where Cindat/Union Life owns a 75% interest and Welltower retains a 25% stake.

Conference Call Information We have scheduled a conference call on Wednesday, February 22, 2017 at 10:00 a.m. Eastern Time to discuss our fourth quarter 2016 results, industry trends, portfolio performance and outlook for 2017. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 8, 2017. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 55892518. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we consider funds from operations (FFO), funds available for distribution (FAD), same store net operating income (SSNOI), in-place net operating income (IPNOI) and same store revenues per occupied room (SS REVPOR) to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund recurring capital expenditures, tenant improvements and lease commissions.  Normalized FAD represents FAD adjusted for certain items detailed in Exhibit 1. We believe that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

Net operating income (NOI) is used to evaluate the operating performance of our properties. We define NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets.  IP NOI represents NOI excluding interest income, other income and non-cash NOI and adjusted for timing of current quarter portfolio changes such as acquisitions, development conversions, segment transitions, dispositions and investments held for sale.

SSNOI is used to evaluate the operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Land parcels, loans and sub-leases as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure.  None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  Significant normalizers (defined

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained in the relevant supplemental information package. We believe SSNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. No reconciliation of the forecasted range for SSNOI on a combined or segment basis for fiscal year 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

REVPOR represents the average revenues generated per occupied room per month at our seniors housing operating properties.  It is calculated as total resident fees and services revenues divided by average monthly occupied room days.  SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our seniors housing operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our seniors housing operating portfolio.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2016, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns interests in approximately 1,400 properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2016	2015
Assets
Real estate investments:
Land and land improvements	$2,591,071	$2,563,445
Buildings and improvements	24,496,153	25,522,542
Acquired lease intangibles	1,402,884	1,350,585
Real property held for sale, net of accumulated depreciation	1,044,859	169,950
Construction in progress	506,091	258,968
	30,041,058	29,865,490
Less accumulated depreciation and intangible amortization	(4,093,494)	(3,796,297)
Net real property owned	25,947,564	26,069,193
Real estate loans receivable	622,628	819,492
Less allowance for losses on loans receivable	(6,563)	-
Net real estate loans receivable	616,065	819,492
Net real estate investments	26,563,629	26,888,685
Other assets:
Investments in unconsolidated entities	457,138	542,281
Goodwill	68,321	68,321
Cash and cash equivalents	419,378	360,908
Restricted cash	187,842	61,782
Straight-line rent receivable	342,578	395,562
Receivables and other assets	826,298	706,306
	2,301,555	2,135,160
Total assets	$28,865,184	$29,023,845

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$645,000	$835,000
Senior unsecured notes	8,161,619	8,548,055
Secured debt	3,477,699	3,509,142
Capital lease obligations	73,927	75,489
Accrued expenses and other liabilities	827,034	697,191
Total liabilities	13,185,279	13,664,877
Redeemable noncontrolling interests	398,433	183,083
Equity:
Preferred stock	1,006,250	1,006,250
Common stock	363,071	354,811
Capital in excess of par value	16,999,691	16,478,300
Treasury stock	(54,741)	(44,372)
Cumulative net income	4,803,575	3,725,772
Cumulative dividends	(8,144,981)	(6,846,056)
Accumulated other comprehensive income	(169,531)	(88,243)
Other equity	3,059	4,098
Total Welltower Inc. stockholders’ equity	14,806,393	14,590,560
Noncontrolling interests	475,079	585,325
Total equity	15,281,472	15,175,885
Total liabilities and equity	$28,865,184	$29,023,845

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2016	2015	2016	2015
	Revenues:
	Rental income	$389,372	$413,446	$1,648,815	$1,598,948
	Resident fees and service	657,345	584,713	2,504,731	2,158,031
	Interest income	23,688	24,191	97,963	84,141
	Other income	7,916	7,134	29,651	18,706
	Gross revenues	1,078,321	1,029,484	4,281,160	3,859,826

	Expenses:
	Interest expense	126,360	131,097	521,345	492,169
	Property operating expenses	494,835	438,738	1,876,983	1,622,257
	Depreciation and amortization	227,916	222,809	901,242	826,240
	General and administrative expenses	32,807	36,854	155,241	147,416
	Transaction costs	9,704	40,547	42,910	110,926
	Loss (gain) on derivatives, net	68	-	(2,448)	(58,427)
	Loss (gain) on extinguishment of debt, net	17,204	(195)	17,214	34,677
	Provision for loan losses	10,215	-	10,215	-
	Impairment of assets	13,187	-	37,207	2,220
	Other expenses	8,838	35,648	11,998	46,231
	Total expenses	941,134	905,498	3,571,907	3,223,709

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	137,187	123,986	709,253	636,117
	Income tax (expense) benefit	16,585	(2,682)	19,128	(6,451)
	Income (loss) from unconsolidated entities	(2,829)	(3,273)	(10,357)	(21,504)
	Income (loss) from continuing operations	150,943	118,031	718,024	608,162
	Gain (loss) on real estate dispositions, net	200,165	31,385	364,046	280,387
	Net income (loss)	351,108	149,416	1,082,070	888,549
Less:	Preferred dividends	16,352	16,352	65,406	65,406
	Net income (loss) attributable to noncontrolling interests	1,714	133	4,267	4,799
	Net income (loss) attributable to common stockholders	$333,042	$132,931	$1,012,397	$818,344

	Average number of common shares outstanding:
	Basic	362,088	353,604	358,275	348,240
	Diluted	364,369	354,972	360,227	349,424

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.92	$0.38	$2.83	$2.35
	Diluted	$0.91	$0.37	$2.81	$2.34

	Common dividends per share	$0.86	$0.825	$3.44	$3.30

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

Normalizing Items				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Transaction costs	$9,704 (1)	$40,547	$42,910	$110,926
Loss (gain) on derivatives, net	68 (2)	-	(2,448)	(58,427)
Loss (gain) on extinguishment of debt, net	17,204 (3)	(195)	17,214	34,677
Provision for loan losses	10,215 (4)	-	10,215	-
Nonrecurring income tax benefits	(15,675)(5)	-	(15,675)	(5,430)
Other expenses	8,838 (6)	35,648	11,998	46,926
Additional other income	(4,853)(7)	(3,669)	(16,664)	(5,813)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	3,214 (8)	(2,485)	7,228	(312)
Net normalizing items	$28,715	$69,846	$54,778	$122,547

Average diluted common shares outstanding	364,369	354,972	360,227	349,424
Net normalizing items per diluted share	$0.08	$0.20	$0.15	$0.35

Notes:	(1) Primarily related to costs incurred with seniors housing transactions.
	(2) Primarily related to mark-to-market of a convertible note receivable.
	(3) Primarily related to early extinguishment of Senior Unsecured Notes due September 2017.
	(4) Primarily related to Genesis loan restructurings.
	(5) Primarily related to release of a valuation allowance on a taxable subsidiary and restructuring of an equity investment.
	(6) Primarily related to estimated severance costs related to organizational restructuring.
	(7) Primarily related to a bargain purchase gain for an acquisition and a loan payoff premium.
	(8) Primarily related to transaction costs.

FAD Reconciliation				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$333,042	$132,931	$1,012,397	$818,344
Depreciation and amortization	227,916	222,809	901,242	826,240
Losses/impairments (gains) on properties, net	(186,978)	(31,385)	(326,840)	(278,167)
Noncontrolling interests(1)	(16,035)	(8,974)	(63,624)	(36,275)
Unconsolidated entities(2)	14,915	14,823	63,579	74,336
Gross straight-line rental income	(22,949)	(31,002)	(108,271)	(122,893)
Amortization related to above (below) market leases, net	(40)	1,155	322	4,018
Non-cash interest expense	216	2,878	1,681	2,586
Cap-ex, tenant improvements, lease commissions	(18,277)	(19,993)	(66,332)	(64,458)
Funds available for distribution	331,810	283,242	1,414,154	1,223,731
Normalizing items, net(3)	28,715	69,846	54,778	122,547
Funds available for distribution - normalized	$360,525	$353,088	$1,468,932	$1,346,278

Average diluted common shares outstanding	364,369	354,972	360,227	349,424

Per share data:
Net income (loss) attributable to common stockholders	$0.91	$0.37	$2.81	$2.34
Funds available for distribution	$0.91	$0.80	$3.93	$3.50
Funds available for distribution - normalized	$0.99	$0.99	$4.08	$3.85

Normalized FAD Payout Ratio:
Dividends per common share	$0.86	$0.825	$3.44	$3.30
FAD per diluted share - normalized	$0.99	$0.99	$4.08	$3.85
Normalized FAD payout ratio	87%	83%	84%	86%

Notes:	(1) Represents noncontrolling interests' share of net FAD adjustments.
	(2) Represents Welltower's share of net FAD adjustments from unconsolidated entities.
	(3) See Exhibit 1.

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

FFO Reconciliation				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$333,042	$132,931	$1,012,397	$818,344
Depreciation and amortization	227,916	222,809	901,242	826,240
Losses/impairments (gains) on properties, net	(186,978)	(31,385)	(326,840)	(278,167)
Noncontrolling interests(1)	(17,897)	(9,908)	(71,527)	(39,271)
Unconsolidated entities(2)	16,746	18,062	67,667	82,494
Funds from operations - NAREIT	372,829	332,509	1,582,939	1,409,640
Normalizing items, net(3)	28,715	69,846	54,778	122,547
Funds from operations - normalized	$401,544	$402,355	$1,637,717	$1,532,187

Average diluted common shares outstanding	364,369	354,972	360,227	349,424

Per share data:
Net income (loss) attributable to common stockholders	$0.91	$0.37	$2.81	$2.34
Funds from operations - NAREIT	$1.02	$0.94	$4.39	$4.03
Funds from operations - normalized	$1.10	$1.13	$4.55	$4.38

Normalized FFO Payout Ratio:
Dividends per common share	$0.86	$0.825	$3.44	$3.30
FFO per diluted share - normalized	$1.10	$1.13	$4.55	$4.38
Normalized FFO payout ratio	78%	73%	76%	75%

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2017	Exhibit 4
(in millions, except per share data)
	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$967	$1,003
Gains on real estate dispositions(1,2)	(316)	(316)
Depreciation and amortization(1)	852	852
Funds from operations - NAREIT	1,503	1,539
Normalizing items, net(3)	10	10
Funds from operations - normalized	$1,513	$1,549

Other Items(1)
Net straight-line rent and above/below market rent amortization	$(59)	$(59)
Non-cash interest expenses	5	5
Recurring cap-ex, tenant improvements, and lease commissions	(71)	(71)
Stock-based compensation	18	18

Amounts per fully diluted share:
Net income attributable to common stockholders	$2.65	$2.75
Funds from operations - NAREIT	4.12	4.22
Funds from operations - normalized	4.15	4.25

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on projected dispositions.
	(3) Represents expected preferred stock redemption charge for Series J preferred stock.

4Q16 Earnings Release                                                                                                                                                                February 22, 2017

SSNOI Reconciliation			Exhibit 5
(In thousands. NOI amounts at Welltower pro rata ownership.)	Three Months Ended
	December 31,
	2016	2015
Consolidated total revenues	$1,078,321	$1,029,484
Consolidated property operating expenses	494,835	438,738
Consolidated net operating income	583,486	590,746
Pro rata adjustments(1)	(11,684)	(5,399)
Pro rata net operating income (NOI)	571,802	585,347
Non-cash NOI attributable to same store properties	(16,085)	(21,162)
NOI attributable to non same store properties	(102,706)	(114,908)
Adjustments(2)	(6,347)	(12,560)
Same store NOI (SSNOI)	$446,664	$436,717
			% growth
Seniors housing triple-net	$124,783	$121,442	2.8%
Long-term/post-acute care	61,356	59,393	3.3%
Seniors housing operating	177,331	174,360	1.7%
Outpatient medical	83,194	81,522	2.1%
Total SSNOI	$446,664	$436,717	2.3%

Notes:	(1) Represents NOI amounts attributable to joint venture partners, both majority and minority.

(2) Includes adjustments to reflect consistent ownership percentages and foreign currency exchange rates for properties in the UK and Canada as well as other adjustments described in the accompanying Supplement.

REVPOR Reconciliation			Exhibit 6
(dollars in thousands, except REVPOR)	Three Months Ended
	December 31,
	2016	2015
Consolidated seniors housing operating (SHO) revenues(1)	$663,594	$586,826
Pro rata adjustments(2)	(17,727)	(5,204)
SHO pro rata revenues(3)	645,867	581,622
Adjustments(4)	(83,860)	(40,212)
SHO same store revenues(5)	$562,007	$541,410
Avg. occupied rooms/month(6)	31,533	31,672
SHO same store REVPOR(7)	$5,893	$5,652
SHO same store REVPOR growth	4.3%

Notes:	(1) Represents total consolidated revenues per U.S. GAAP which derive from the relevant 10-K.
	(2) Represents amounts attributable to joint venture partners, both majority and minority.
	(3) Represents total SHO revenues at Welltower pro rata ownership.

(4) Represents revenues from non same store properties, non-cash revenues from same store properties, currency and ownership adjustments and other normalizing adjustments described in the accompanying Supplement.

	(5) Represents same store SHO revenues at Welltower pro rata ownership.
	(6) Represents average occupied rooms for same store properties on a pro rata basis.
	(7) Represents pro rata same store average revenues per occupied room per month.